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                                                                    Exhibit 99.1

[TEAM AMERICA LOGO]


COMPANY CONTACT:
S. Cash Nickerson, Chairman and CEO
(888) 522-6008 Ext. 114
cnickerson@teamamerica.com

                   TEAM AMERICA ANNOUNCES 1ST QUARTER EARNINGS

WORTHINGTON, OHIO - MAY 12, 2003. TEAM America, Inc. (Nasdaq: TMOS), a leading business process outsourcing company specializing in Human Resources, announced today results for the first quarter ended March 29, 2003. Unaudited statements show revenue for the first quarter was $14,389,000 compared to $13,549,000 for the same period in 2002, net loss was $630,000 compared to a loss of $1,222,000 in 2002 and net loss attributable to common shareholders for the quarter was $630,000, or $0.08 per share, compared to a net loss attributable to common shareholders of $1,517,000, or $0.19 per share, for the same period in 2002.

Gross profit for the first quarter 2003 decreased to $4,393,000, or 4.95%, from the 2002 period. The first quarter 2003 results reflect the Company's transition to fully insured workers' compensation programs. During the 2003 quarter, the Company increased its reserves for its historic loss sensitive workers' compensation programs by $150,000.

Operating expenses decreased by $1,023,000, or 18.2%, from the 2002 period. Selling, general and administrative expenses decreased by $600,000, administrative salaries decreased by $120,000 and the Company did not incur systems and operational development costs in 2003, resulting in a decrease in operating costs of $302,000. The decrease in selling, general and administrative expenses, as well as administrative salaries, are a result of previously announced and implemented corporate and operational restructuring.

S. Cash Nickerson, Chairman and CEO, stated "I am pleased with the substantial improvement in the Company's first quarter results compared to last year, as reflected by the $794,000 improvement in operating loss. We are continuing our efforts to review and implement processes to enhance the Company's performance in 2003." Nickerson added, "I am especially pleased with these results in light of our ability to reduce risk by moving from a loss-sensitive program to a fully insured workers' compensation program."

TEAM America, Inc. (Nasdaq: TMOS) is a leading Business Process Outsourcing Company specializing in Human Resources. TEAM America is a pioneer in the Professional Employer Organization (PEO) industry and was founded in 1986. Headquartered in Columbus, Ohio, the Company is one of the ten largest PEOs in the country serving more than 1,400 small businesses in all 50 states. For more information regarding the Company, visit www.teamamerica.com.

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Forward-Looking Statement. Certain statements made in this release, including statements about future revenue and earnings and expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, the impact of competitive products and services and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



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                               TEAM AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (000'S OMITTED EXCEPT PER SHARE AMOUNTS)


                                                            THREE MONTHS ENDED
                                                 -----------------------------------------
                                                     MARCH 29,                MARCH 30,
                                                       2003                     2002
                                                 -----------------         ---------------
                                                   (UNAUDITED)              (UNAUDITED)

Total Revenue                                          $   14,389              $   13,549
                                                 -----------------         ---------------

Cost of Service                                             9,996                   8,927

                                                 -----------------         ---------------
Gross Profit                                                4,393                   4,622
                                                 -----------------         ---------------
Administrative salaries                                     2,702                   2,822
Other selling, general and administrative
expenses                                                    1,606                   2,206

Restructuring charges                                        (16)                       -

Systems and operations development costs                        -                     302

Depreciation and amortization                                 317                     302

                                                 -----------------         ---------------
Total operating expenses                                    4,609                   5,632
                                                 -----------------         ---------------


Operating Loss                                               (216)                 (1,010)


Interest expense, net                                        (421)                   (212)
                                                 -----------------         ---------------


Loss Before Income Tax                                       (637)                 (1,222)

Income tax expense (benefit)                                   (7)                      -
                                                 -----------------         ---------------


Net Loss                                                     (630)                 (1,222)


Preferred stock dividends                                       -                    (295)

                                                 -----------------         ---------------
Net loss attributable to common shareholders           $     (630)             $   (1,517)
                                                 =================         ===============

Basic and diluted net loss per common share            $    (0.08)             $    (0.19)